State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED
DEC 11 2013
Utah Div. Of Corp. & Comm. Code

Entity Number: 8650065-0142

Non-Refundable Processing Fee: $37.00

JBB

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

12-11-13P01:08 RCVD

1. The name of the corporation is: Co-Diagnostics, Inc.

2. The date the following amendment(s) was adopted: November 11, 2013

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

The number of authorized shares of common stock shall be increased from 100,000,000 shares to 180,000,000 shares.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: Dennis S. Emey

Title: Secretary

Date: November 25, 2013

Amount Paid: $37.00
Receipt Number: 5442647
Date: 12/11/2013